Exhibit 10.64
TIER II
PCTEL, INC.
MANAGEMENT RETENTION AGREEMENT
(amended and restated on October 9, 2007)
This Management Retention Agreement, as amended and restated on October 9, 2007, (the “Agreement”) is made and entered into by and between John W. Schoen (the “Executive”) and PCTEL, Inc. (the “Company”). This Agreement shall supersede the Management Retention Agreement dated as of March 11, 2002 between Executive and Company.
R E C I T A L S
     A. It is expected that the Company from time to time may consider a Change of Control (as defined below). The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.
     B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his/her employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     C. The Board believes that it is imperative to provide the Executive with certain benefits upon a Change of Control and severance benefits upon Executive’s termination of employment following a Change of Control which provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     D. Certain capitalized terms used in this Agreement are defined in Section 4 below.
     The parties hereto agree as follows:
          1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

          2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law, and may be terminated by either party at any time, with or without cause or notice. If the Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Executive shall be entitled to such payments, benefits, damages, awards and compensation as provided by this Agreement, or pursuant to other written agreements between Executive and the Company.
          3. Change of Control Severance Benefits.
               (a) Change of Control. Upon the occurrence of a Change of Control, the unvested portion of all Executive’s outstanding equity awards (including, but not limited to, stock options and restricted stock grants) with a performance-based vesting schedule shall be automatically amended to convert such equity awards to a time-based vesting schedule (the “Converted Awards”). Each Converted Award shall vest as to one forty-eighth (1/48th) of the shares subject to the award each month, subject to Executive’s continued service with the Company through each such date. Executive shall be given vesting credit from the original date of grant as if each Converted Award had been subject to a time-based vesting schedule from its grant date. For purposes of this Section 3.(a), the number of shares subject to the Converted Award shall be the amount of the award that is targeted for achievement during the total performance period (whether measured in one or more fiscal periods) in which the Change of Control occurs, regardless of any actual level of achievement subsequently determined. Converted Awards shall be subject to the provisions of Section 3.(b)(iv) of this Agreement. In the event of a conflict between the terms and conditions of the Company’s 1997 Stock Plan (the “Option Plan”), the agreements relating to Executive’s equity awards, and this Section 3.(a), the terms and conditions of this Section 3.(a) shall prevail and any subsequent documents that purport to modify this Agreement shall be without effect unless they specifically refer to this Agreement.
               (b) Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following A Change of Control. If, within twelve (12) months following a Change of Control, Executive’s employment is terminated (i) involuntarily by the Company other than for Cause, death or Disability or (ii) by the Executive pursuant to a Voluntary Termination for Good Reason, then, subject to Executive entering into a standard form of mutual release of claims with the Company, the Company shall provide Executive with the following benefits upon such termination:
                    (i) Severance Payment. A lump-sum cash payment in an amount equal to one hundred fifty percent (150%) of the Executive’s Annual Compensation. Such severance payment will be made within ten (10) days of the date of Executive’s termination of employment unless Section 8 of this Agreement requires otherwise.
                    (ii) Continued Executive Benefits. The Company will reimburse Executive for the cost of Employee’s health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to Executive immediately prior to the Change of Control and at the same ratio of Company premium payment to Executive premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid

Coverage”). If such coverage included the Executive’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (A) one year from the date of termination, or (B) the date upon which the Executive and his/her dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide Executive and his/her dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Executive and his/her or her dependents shall be the date upon which the Company-Paid Coverage commences, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA.
                    (iii) Pro-Rated Bonus Payment. Executive shall be entitled to receive a lump-sum cash payment equal to one hundred percent (100%) of the higher of (A) Executive’s Target Bonus as in effect for the fiscal year in which the Change of Control occurs or (B) Executive’s Target Bonus as in effect for the fiscal year in which Executive’s termination occurs, such amount to be pro-rated by multiplying such bonus amount in clause (A) or (B), as applicable, by a fraction, the numerator of which shall be the number of days prior to Executive’s termination during such fiscal year, and the denominator of which shall be three-hundred and sixty-five. Such payment will be made within ten (10) days of the date of Executive’s termination of employment, unless Section 8 of this Agreement requires otherwise.
                    (iv) Equity Compensation Accelerated Vesting. One Hundred percent (100%) of Executive’s outstanding equity awards (including but not limited to stock options and restricted stock grants) with a time-based vesting schedule (including the Converted Awards) shall immediately accelerate and become completely vested.
               (c) Voluntary Resignation. If Executive’s employment terminates by reason of the Executive’s voluntary resignation (other than a Voluntary Termination for Good Reason), then Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.
               (d) Disability; Death. If Executive’s employment with the Company terminates as a result of the Executive’s Disability, or if Executive’s employment is terminated due to the death of the Executive, then the Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.
               (e) Termination for Cause. If Executive is terminated for Cause, then the Executive shall not be entitled to receive severance or other benefits.
               (f) Termination Apart from Change of Control. In the event the Executive’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, then Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

          4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
               (a) Annual Compensation. “Annual Compensation” shall mean an amount equal to Executive’s annual base salary payable by the Company.
               (b) Target Bonus. “Target Bonus” shall mean Executive’s annual bonus under the Company’s short term incentive plan for the officers and key managers of the Company, assuming one hundred percent (100%) “on target” satisfaction of any performance milestones.
               (c) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by Executive in connection with his/her responsibilities as an employee and intended to result in substantial personal enrichment of Executive, (ii) Executive being convicted of, or a plea of nolo contendere to, a felony, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Executive has not substantially performed his/her duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part.
               (d) Change of Control. “Change of Control” means the occurrence of any of the following events:
                    (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities who is not already such as of the Effective Date of this Agreement; or
                    (ii) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets (for these purposes a substantial sale or disposition will in no event be considered to occur unless at least forty percent (40%) of the total gross fair market value of all of the assets of the Company are sold or disposed of); or
                    (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;
               (e) Disability. “Disability” shall mean that:
                    (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;
                    (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for at least three (3) months under the Company’s accident and health plan; or
                    (iii) Executive is determined to be totally disabled by the Social Security Administration.
               (f) Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” shall mean Executive voluntarily resigns after the occurrence of any of the following without Executive’s express written consent:
                    (i) any material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority or responsibilities;
                    (ii) a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction;
                    (iii) a material reduction by the Company in the annual base salary of Executive as in effect immediately prior to such reduction;
                    (iv) a material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees;
                    (v) the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive’s then present location, without Executive’s express written consent;
                    (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 9(a) below; or
                    (vii) any act or set of facts or circumstances which would, under Illinois case law or statute constitute a constructive termination of the Executive.
Provided, however, that before Executive’s employment may be terminated by a Voluntary Termination for Good Reason, (A) Executive must provide written notice to the Company, within ninety (90) days of the initial existence of the Voluntary Termination for Good Reason condition, setting forth the reasons for Executive’s intention to terminate his employment as a result of a Voluntary Termination for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Voluntary Termination for Good Reason condition.
          5. Non-Solicitation. During the twelve (12) months following the termination of Executive’s employment with the Company for any reason, Executive agrees and acknowledges that Executive’s right to receive the payments and benefits Executive is to receive herein (to the extent Executive is otherwise entitled to such payments and benefits), shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his/her employment either for Executive or for any other entity or person.
          6. Understanding of Covenants. Executive represents that he/she (i) is familiar with the foregoing covenant and not to solicit, and (ii) is fully aware of his/her obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
          7. Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement shall be payable either
               (i) in full, or
               (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing, by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
          8. Section 409A.
               (a) Distributions. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any other guidance promulgated thereunder (“Section 409A”) at the time of his/her termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by the fifteenth day of the third month of the Company’s fiscal year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each such payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
               (b) Amendment. This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
               (c) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
          9. Successors.
               (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor to the Company which executes and delivers the assumption agreement described in this Section 9 (a) or which becomes bound by the terms of this Agreement by operation of law.

               (b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          10. Notice.
               (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one (1) day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he/she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
               (b) Notice of Termination. Any termination by the Company for Cause shall be communicated by a notice of termination to Executive given in accordance with Section 10 (a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). A termination by Executive pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the Company in accordance with Section 4 (f) and Section 10 (a) of this Agreement.
          11. Miscellaneous Provisions.
               (a) No Duty to Mitigate. Executive shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source.
               (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by two authorized officers of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
               (c) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties (except that the Option Plan may be revised or modified in accordance with its terms) and any subsequent documents that purport to modify this Agreement shall be without effect unless they specifically refer to this Agreement.

               (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.
               (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
               (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

PCTEL, INC.
By:

Title:

Date:

By:

Title:

Date:

EXECUTIVE

Date: